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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934 or
                   Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934


                       Commission File Number  000-22603
                                               ---------


                             General Scanning Inc.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

             Massachusetts                                042445884
 --------------------------------------     ----------------------------------
(State of Incorporation or Organization)   (I.R.S. Employer Identification no.)


      500 Arsenal Street, Watertown, Massachusetts                02472
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        (Address of Principal Executive Offices)                (Zip Code)


                    Common Stock, $0.01 par value per share
                    ---------------------------------------
            (Title of each class of securities covered by this Form)


                                      N/A
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]                    Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(1)(ii)  [ ]                    Rule 12h-3(b)(2)(i)      [ ]
      Rule 12g-4(a)(2)(i)   [ ]                    Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)  [ ]                    Rule 15d-6               [ ]
      Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date:
One (1)
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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                      General Scanning Inc.
                                            ------------------------------------
                                                          (Registrant)



                                         By: /s/ Charles Winston
                                            -----------------------------------
                                            Name: Charles Winston
                                            Title: President



Dated: March 22, 1999